Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Overview

Distribution Solutions Group, Inc. (“DSG” or the “Company”), formerly Lawson Products, Inc., was incorporated in Illinois in 1952, and reincorporated in Delaware in 1982. DSG changed its corporate name from “Lawson Products, Inc.” to “Distribution Solutions Group, Inc.” on May 5, 2022.

DSG is a global specialty distribution company providing value added distribution solutions to the maintenance, repair and operations (“MRO”), the original equipment manufacturer (“OEM”) and the industrial technologies markets. DSG has three principal operating companies: Lawson Products, Inc. (“Lawson”), TestEquity Acquisition, LLC (“TestEquity”) and 301 HW Opus Holdings, Inc., conducting business as Gexpro Services (“Gexpro Services”). The complementary distribution operations of Lawson, TestEquity and Gexpro Services were combined on April 1, 2022 to create a specialty distribution company.

Through its collective businesses, DSG is dedicated to helping customers lower their total cost of operation by increasing productivity and efficiency with the right products, expert technical support, and fast, reliable delivery to be a one-stop solution provider. DSG serves approximately 110,000 distinct customers in several diverse end markets supported by approximately 3,100 dedicated employees and strong vendor partnerships. DSG ships from strategically located distribution and service centers to customers in North America, Europe, Asia, South America and the Middle East.

Combination with Lawson Products, Inc.

Business Combination Background

On December 29, 2021, DSG entered into an:

Agreement and Plan of Merger (the “TestEquity Merger Agreement”) by and among (i) LKCM TE Investors, LLC, a Delaware limited liability company (the “TestEquity Equityholder”), (ii) TestEquity Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the TestEquity Equityholder, (iii) DSG and (iv) Tide Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of DSG (“Merger Sub 1”), pursuant to the terms and subject to the conditions of which the parties agreed, among other things, that Merger Sub 1 would merge with and into TestEquity, with TestEquity surviving the merger as a wholly-owned subsidiary of DSG (the “TestEquity Merger”); and

Agreement and Plan of Merger (the “Gexpro Services Merger Agreement” and, together with the TestEquity Merger Agreement, the “Merger Agreements”) by and among (i) 301 HW Opus Investors, LLC, a Delaware limited liability company (the “Gexpro Services Stockholder”), (ii) 301 HW Opus Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Gexpro Services Stockholder, (iii) DSG and (iv) Gulf Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of DSG (“Merger Sub 2”), pursuant to the terms and subject to the conditions of which the parties agreed, among other things, that Merger Sub 2 would merge with and into Gexpro Services, with Gexpro Services surviving the merger as a wholly-owned subsidiary of DSG (the “Gexpro Services Merger” and, together with the TestEquity Merger, the “Lawson Mergers”).

Completion of the TestEquity Merger and Gexpro Services Merger

On April 1, 2022, the TestEquity Merger was consummated pursuant to the TestEquity Merger Agreement.

In accordance with and under the terms of the TestEquity Merger Agreement, at the closing of the TestEquity Merger, DSG: (i) issued to the TestEquity Equityholder 3,300,000 shares of DSG common stock, (ii) on behalf of TestEquity, paid certain indebtedness of TestEquity and (iii) on behalf of TestEquity, paid certain transaction expenses of TestEquity.

On March 20, 2023, all of the 700,000 shares of DSG common stock available to be issued under the earnout provisions within the TestEquity Merger Agreement were issued in accordance with the earnout provisions within the TestEquity Merger Agreement.

On April 1, 2022, the Gexpro Services Merger was consummated pursuant to the Gexpro Services Merger Agreement.

In accordance with and under the terms of the Gexpro Services Merger Agreement, at the closing of the Gexpro Services Merger, DSG: (i) issued to the Gexpro Services Stockholder 7,000,000 shares of DSG common stock, (ii) on behalf of Gexpro Services, paid certain indebtedness of Gexpro Services and (iii) on behalf of Gexpro Services, paid certain specified transaction expenses of Gexpro Services.

On March 20, 2023, all of the 1,000,000 shares of DSG common stock available to be issued under the earnout provisions within the Gexpro Services Merger Agreement were issued in accordance with the earnout provisions within the Gexpro Services Merger Agreement.

HIS Company, Inc. – Purchase Agreement and Financing

On March 30, 2023, DSG entered into a Stock Purchase Agreement (the “Purchase Agreement”) with HIS Company, Inc., a Texas corporation (“Hisco”), HIS Company, Inc. Employee Stock Ownership Trust (the “Seller”), which is maintained pursuant to and in connection with the HIS Company, Inc. Employee Stock Ownership Plan, acting through GreatBanc Trust Company, not in its corporate capacity, but solely in its capacity as trustee (the “Trustee”) of the Seller, and Ellis Moseley, solely in his capacity as the representative of the Seller (the “Seller Representative”), for the acquisition of all of the issued and outstanding capital stock of Hisco from the Seller (the “Hisco Transaction”).

Hisco is a distributor of specialty products serving industrial technology applications. Hisco operates in 38 locations across North America, including its Precision Converting facilities that provide value-added fabrication and its Adhesive Materials Group that provides an array of custom repackaging solutions. DSG intends to combine the operations of TestEquity and Hisco to further expand the product and service offerings at TestEquity and all of DSG’s operating businesses.

DSG has agreed to pay $269.1 million at closing, with a potential additional earn-out payment of up to $12.6 million, subject to Hisco achieving certain performance targets. DSG also agreed to pay $37.5 million in cash or DSG common stock in retention bonuses to certain Hisco employees that remain employed with Hisco or its affiliates for twelve or more months after the closing of the Hisco Transaction. The completion of the Hisco Transaction is subject to regulatory and customary closing conditions.

DSG intends to finance a portion of the purchase price through a combination of (i) the incurrence of additional indebtedness pursuant to DSG’s Amended and Restated Credit Agreement dated April 1, 2022 by and among DSG, certain subsidiaries of DSG as borrowers or guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Amended and Restated Credit Agreement”); and (ii) the issuance of additional shares of DSG common stock, par value $1.00 per share (“Common Stock”) pursuant to a rights offering (the “Rights Offering”) to existing holders of Common Stock as of the record date.

The Rights Offering is expected to raise an aggregate amount of approximately $100 million and will be conducted pursuant to DSG’s effective registration statement on Form S-3. The subscription rights will be transferable but will not be listed for trading on any stock exchange or market. Luther King Capital Management and its affiliates currently own approximately 77% of DSG’s outstanding stock and have indicated an intention to fully subscribe for their pro rata portion in the Rights Offering, as well as for their pro rata portion of any rights remaining unsubscribed at the completion of the subscription period.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

As of December 31, 2022

	Historical
	Distribution Solutions Group, Inc.	HIS Company, Inc.			Pro forma Combined
	As of December 31, 2022	As of October 31, 2022	Transaction Accounting Adjustments (Note 4)		As of December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$24,554	$4,635	$3,300	(a)	$32,489
Restricted cash	186	—	—		186
Accounts receivable, less allowances	166,301	66,381	—		232,682
Inventories, net	264,374	53,607	—		317,981
Prepaid expenses and other current assets	22,773	4,288	—		27,061

Total current assets	$478,188	$128,911	$3,300		$610,399

Property, plant and equipment, net	$64,395	$19,484	$16,023	(b)	$99,902
Rental equipment, net	27,139	—	—		27,139
Deferred tax asset	189	—	—		189
Goodwill	348,048	—	97,201	(c)	445,249
Intangible assets and goodwill, net	—	8,113	(8,113)	(c)	—
Cash value of life insurance	17,166	—	—		17,166
Intangible assets, net	227,994	—	75,302	(c)	303,296
Right of use operating lease assets	46,755	—	18,174	(d)	64,929
Other assets	5,736	110	—		5,846

Total assets	$1,215,610	$156,618	$201,886		$1,574,114

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$80,486	$18,068	$—		$98,554
Current portion of long-term debt	16,352	1,248	7,502	(e)	25,102
Revolving loan facility	—	12,000	(12,000)	(e)	—
Current portion of lease obligation	9,964	—	2,899	(d)	12,863
Accrued expenses and other current liabilities	62,677	18,437	6,000	(f)	87,114

Total current liabilities	$169,479	$49,753	$4,401		$223,633

Long-term debt, less current portion, net	$395,825	$17,153	$146,497	(e)	$559,475
Security bonus plan	9,651	—	—		9,651
Lease obligation	39,828	—	15,275	(d)	55,103
Deferred compensation	9,962	—	—		9,962
Deferred tax liability	23,834	—	18,825	(i)	42,659
Other liabilities	4,036	—	50,100	(g), (h)	54,136

Total liabilities	$652,615	$66,906	$235,098		$954,619

Stockholders’ Equity
Common stock	$19,417	$38,721	$(36,537)	(j)	$21,601
Capital in excess of par value	591,796	—	97,816	(j)	689,612
Retained earnings (deficit)	(25,736)	145,266	(188,766)	(j)	(69,236)
Treasury stock	(12,526)	(94,275)	94,275		(12,526)
Accumulated other comprehensive income (loss)	(9,956)	—	—	(j)	(9,956)

Total stockholders’ equity	$562,995	$89,712	$(33,212)		$619,495

Total liabilities and stockholders’ equity	$1,215,610	$156,618	$201,887		$1,574,115

See accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share amounts)

For the Year Ended December 31, 2022

	Historical
	Distribution Solutions Group, Inc.	Lawson Products, Inc.	HIS Company, Inc.	Transaction Accounting Adjustments (Note 5)		Transaction Accounting Adjustments (Note 6)		Pro Forma Combined
	Year ended December 31, 2022	Three months ended March 31, 2022	Year ended October 31, 2022					Year ended December 31, 2022
Revenue	$1,151,422	$117,877	$403,675	$—		$—		$1,672,974
Cost of goods sold	760,524	57,379	299,527	—		6,864	(a)	1,124,294

Gross profit	$390,898	$60,498	$104,148	$—		$(6,864)		$548,680

Operating expenses:
Selling, general and administrative expenses	349,112	48,422	95,047	4,086	(a), (b), (c), (d)	37,821	(a), (b), (c), (d), (e)	534,488

Operating income (loss)	$41,786	$12,076	$9,101	$(4,086)		$(44,685)		$14,192
Interest expense	(24,301)	(95)	(1,196)	—	(e)	(12,304)	(f)	(37,896)
Loss on extinguishment of debt	(3,395)	—	—	—		—		(3,395)
Change in fair value of earnout liabilities	(483)	—	—	—		—		(483)
Other income (expense), net	(670)	204	498	—		—		32

Income (loss) before income taxes	$12,937	$12,185	$8,403	$(4,086)		$(56,989)		$(27,550)
Income tax expense (benefit)	5,531	3,199	587	(1,022)	(f)	(14,247)	(g)	(5,952)

Net income (loss)	$7,406	$8,986	$7,816	$(3,064)		$(42,742)		$(21,598)

Basic income per share of common stock	0.43							(0.97)
Diluted income per share of common stock	0.42							(0.95)
Weighted average shares outstanding:
Basic weighted average shares outstanding	17,145,935			3,006,648	(g)	2,200,000	(h)	22,352,583
Effect of dilutive securities outstanding	397,361			—		—		397,361

Diluted weighted average shares outstanding	17,543,296			3,006,648	(g)	2,200,000	(h)	22,749,944

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•

DSG’s audited consolidated financial statements and the related notes thereto as of and for the years ended December 31, 2022 and December 31, 2021 included in its Annual Report on Form 10-K filed for the year ended December 31, 2022;

•

Lawson’s unaudited condensed consolidated financial statements and the related notes thereto as of and for the three months ended March 31, 2022 included in its Quarterly Report on Form 10-Q filed for the three months ended March 31, 2022; and

•

HIS Company, Inc. and Subsidiaries audited consolidated financial statements and the related notes thereto as of and for the years ended October 31, 2022 and 2021 included as an exhibit in this Form 8-K/A.

The unaudited pro forma condensed combined financial information was prepared pursuant to Securities and Exchange Commission’s (the “SEC”) Regulation S-X Article 11. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of DSG and Hisco (together the “Combined Company”) upon consummation of the Hisco transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. As set forth in Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” Regulation S-X Article 11 was amended to replace the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies, dis-synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). The Company is presenting Transaction Accounting Adjustments within the unaudited pro forma condensed combined financial statements and accompanying notes. The Company is not including Management’s Adjustments within the statements and notes.

Because the difference between the Company’s and Hisco’s fiscal year end dates is less than 93 days, the unaudited pro forma condensed combined balance sheet as of as of December 31, 2022 combines the historical audited condensed consolidated balance sheet of the Company as of December 31, 2022, and the audited consolidated balance sheet of Hisco as of October 31, 2022, giving effect to (i) the Hisco Transaction as if it had been completed on December 31, 2022 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives effect to (i) the Hisco Transaction as if it had been completed on January 1, 2022, the beginning of the Company’s most recently completed fiscal year and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. Because the difference between the Company’s and Hisco’s fiscal year end dates is less than 93 days, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 was prepared using the Company’s audited consolidated statement of operations for the year ended December 31, 2022, Lawson’s unaudited condensed combines statement of operations for the three months ended March 31, 2022, and Hisco’s audited consolidated statement of operations for the year ended October 31, 2022, as permitted under Rule 11-02 of Regulation S-X.

For the Lawson Mergers, the unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with the business combination accounting guidance for reverse acquisitions as provided in ASC 805, Business Combinations, with TestEquity and Gexpro Services treated as a combined entity as the accounting acquirer for financial reporting purposes and the Company as the accounting acquiree. This determination was made as TestEquity and Gexpro Services were, at the time of the Lawson Mergers, under the common control of an entity that would beneficially own a majority of the voting rights of the surviving entity after the Lawson Mergers and therefore, only the Company would have experienced a change in control. Accordingly, under the acquisition method of accounting, the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of the Company, based on their estimated acquisition-date fair values. These were determined through established and generally accepted valuation techniques.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting of the Hisco acquisition for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Note 2. Calculation of Accounting Consideration and Purchase Price Allocation - Lawson Products, Inc. Merger

The fair value of the accounting consideration transferred upon completion of the Mergers included the fair value of the Company’s common stock (“DSGR”) valued at the merger date and provided to Gexpro Services and TestEquity stockholders pursuant to the Merger Agreements and in connection with the consummation of the Mergers. The consideration is as follows:

(in thousands, except share data)	Total
Number of DSGR common shares	9,120,167
Price per share of DSGR common stock at March 31, 2022	$38.54

Fair value exchanged	$351,491

Fair value adjustment of stock-based compensation award	1,910

Fair value of total purchase consideration transferred	$353,401

The table below represents the allocation of the total consideration to the Company’s assets and liabilities in the Mergers based on the Company’s fair value (in thousands):

(in thousands)	Total
Current assets	$148,308
Property, plant, and equipment	57,414
Right of use operating lease assets	18,258
Other intangible assets	119,060
Other assets	18,373

Total Assets	$361,413

Current Liabilities	71,165
Long-term obligations	25,746
Lease and financing obligations	28,827
Deferred tax liability, net of deferred tax asset	19,394
Derivative earnout liability	43,900

Total Liabilities	$189,032

Net assets acquired	172,381
Purchase consideration transferred	353,401

Goodwill	$181,020

Intangible Assets

Identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

		Useful Life
(dollars in thousands)		(in years)
Customer relationships	$76,050	19
Tradenames	43,010	8

Total Assets	$119,060

Note 3. Calculation of Purchase Price Allocation - HIS Company, Inc.

The consideration is as follows:

(in thousands)	Total
Cash paid at closing	$269,100
Estimated deferred contingent consideration - earnout	12,600

Total consideration	$281,700

The table below represents the allocation of the $281,700 of cash consideration, including the additional earn-out payment as contingent consideration, to Hisco’s assets and liabilities (in thousands):

(in thousands)	Total
Current assets	$128,911
Property, plant, and equipment, net	35,507
Other intangible assets	75,302
Right of use operating lease assets	18,174
Other assets	110

Total Assets	$258,004

Current Liabilities	39,404
Long-term lease obligations	15,275
Deferred tax liability, net of deferred tax asset	18,825

Total Liabilities	$73,504

Net assets acquired	184,499
Purchase consideration transferred	281,700

Goodwill	$97,201

The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements. The Company estimated the fair value of the assets and liabilities based on discussions with Hisco’s management. The analysis was performed at an aggregate level and was based on estimates that are reflective of market participant assumptions.

Upon completion of the purchase, additional valuation work will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the purchase. The Company anticipates that the valuations of Hisco’s assets and liabilities will include, but not be limited to, inventory; property, plant and equipment; customer relationships; trade names and trademarks; and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of Hisco’s assets and liabilities.

The amounts allocated to Hisco’s assets and liabilities could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of Hisco’s assets or an increase in the fair value of Hisco’s liabilities from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the purchase. In addition, if the value of the property, plant and equipment and identifiable intangible assets is higher than the amounts included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented in the unaudited pro forma condensed combined statement of operations. Any such increases could be material, and could result in the Company’s actual future financial condition and results of operations differing materially from those presented in the unaudited pro forma condensed combined financial statements.

Intangible Assets

Identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

		Useful Life
(dollars in thousands)		(in years)
Customer relationships	$48,099	19
Tradenames	27,202	8

Total Intangible Assets	$75,302

Note 4. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Represents adjustments to the Combined Company cash balance, including (i) net proceeds from the additional borrowings under the Amended and Restated Credit Agreement, and (ii) repayment of debt under DSG’s senior secured revolving credit facility under the Amended and Restated Credit Agreement, (iii) repayment of the Hisco’s debt instruments repaid in connection with the closing of the Hisco Transaction, (iv) net proceeds form the equity offering in connection with the closing of the Hisco Transaction, and (v) the cash payment in relation to the purchase agreement.

(in thousands)
To record the issuance of new debt facility	$175,000
To record the payment of new debt issuance fees	(2,600)
To record the equity offering issuance	100,000
Cash consideration for Hisco purchase	(269,100)

Total	$3,300

(b) To reflect the adjustment to record the Company’s property, plant and equipment at its estimated fair value.

(c) Reflects the reversal of the historical Goodwill and Intangibles on Hisco and the addition of intangible assets utilizing the acquisition method of accounting based on the estimated fair value, largely based on benchmarking analysis of other similar transactions. Goodwill represents the difference between the fair value of the estimated merger consideration and the fair value of the assets acquired and liabilities assumed in the purchase.

(d) To reflect the adjustment for the adoption of ASC 842 - Leases not included in the audited statements of Hisco.

(e) To record issuance of new long-term debt and related debt issuance costs of the Company and eliminate of Hisco’s historical debt not assumed in the purchase.

(in thousands)
Establish current portion of long-term debt	$8,750
Elimination of Hisco debt not assumed in the purchase	(1,248)

Total current portion of long-term debt pro forma adjustment	$7,502

(in thousands)
Elimination of Hisco debt not assumed in the purchase	(12,000)

Total revolving loan facility forma adjustment	$(12,000)

(in thousands)
Establish additional long-term debt - term loan	$166,250
Estimated deferred financing costs - term loan	(2,600)
Elimination of Hisco debt not assumed in the purchase	(17,153)

Total long-term debt pro forma adjustment	$146,497

(f) To reflect the accrual for $6.0 million in transaction costs.

(g) To record $12.6 million for the earnout under the purchase agreement. The Company is in the process of valuing the earnout, but for pro forma purposes has assumed that the full earnout value will be paid.

(h) To record $37.5 million in retention bonuses to certain Hisco employees. This is the maximum to be paid in relation to the retention agreements.

(i) To record deferred tax liabilities in the fair value changes of intangibles. The estimate of deferred taxes was determined based on the changes in the book basis of the intangible assets to be acquired compared to the historical basis reflected in the Company’s historical financial statements. An estimated weighted average statutory rate of 25.0% was applied. The estimated weighted average statutory rate of 25% was determined by using the federal statutory rate of 21% and the combined estimated state effective rate of 4%, net of federal benefit. This estimate of deferred income taxes is preliminary and is subject to change based on the Combined Company’s final determination of the assets acquired and liabilities assumed and their respective fair values.

(j) Reflects (i) the elimination of Hisco’s historical common stock, retained earnings, and treasury stock, (ii) the issuance of 2.184 million shares of DSGR common stock at $45.80 per share for the rights offering, and (iii) the estimated transaction advisory costs.

	Common stock	Capital in excess of par value	Retained earnings	Treasury Stock
Elimination of the Company’s historical balances	$(38,721)	$—	$(145,266)	$94,275
Equity Offering issuance	2,184	97,816	—	—
Estimated compensation and transaction costs	—	—	(43,500)	—

Total	$(36,537)	$97,816	$(188,766)	$94,275

Note 5. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations - Lawson Products, Inc. Merger

(a) Reflects the adjustments to eliminate historical depreciation expense on the Company and recognize new depreciation expense related to property, plant, and equipment.

(in thousands)	Pro forma year ended December 31, 2022
Reversal of Lawson’s historical depreciation	$(1,430)
Depreciation of fair value of property, plant, and equipment	2,046

Total depreciation pro forma adjustment	$616

(b) Reflects the adjustments to eliminate historical amortization expense on the Company and recognize new amortization expense related to identifiable intangible assets.

(in thousands)	Pro forma year ended December 31, 2022
Reversal of Lawson’s historical amortization	$(600)
Amortization of identifiable intangible assets	2,160

Total intangible asset amortization pro forma adjustment	$1,560

(c) Reflects the incremental expense related to the adjustment to the fair value of share-based compensation awards of $1,910 (in thousands) for the year ended December 31, 2022.

(d) The Company incurred transaction costs related to the Mergers of $12.7 million for the year ended December 31, 2022 which are included in selling, general and administrative expenses.

(e) The Company did not reflect an adjustment to interest expense as there would have been no incremental borrowings to reflect the merger as of January 1, 2022.

(f) Income taxes—The adjustments described in the footnote represent the income tax effect of the pro forma adjustments related to the Mergers. These adjustments are calculated using historical statutory tax rates by jurisdiction, resulting in blended statutory tax rates (inclusive of state taxes) of 25% for the year ended December 31, 2022.

(in thousands)	Pro forma year ended December 31, 2022
Income tax expense pro forma adjustment	$(1,022)

(g) Represents an additional 3,006,648 in pro forma weighted average shares outstanding calculated using the historical weighted average shares of the Company’s common stock outstanding assuming those shares were outstanding as of the beginning of the period for the year ended December 31, 2022.

Note 6. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(a) Reflects $6,864 thousand to reclassify cost of goods sold from selling, general and administrative expenses in order to conform to the Company’s presentation.

(b) Reflects the adjustments to eliminate historical depreciation expense for Hisco and recognize new depreciation expense related to property, plant, and equipment.

(in thousands)	Pro forma year ended December 31, 2022
Reversal of Hisco’s historical depreciation	$(2,948)
Depreciation of fair value of property, plant, and equipment	2,062

Total depreciation pro forma adjustment	$(886)

(c) Reflects the adjustments to eliminate historical amortization expense for Hisco and recognize new amortization expense related to identifiable intangible assets.

(in thousands)	Pro forma year ended December 31, 2022
Reversal of Hisco’s historical amortization	$(3,861)
Amortization of identifiable intangible assets	5,932

Total intangible asset amortization pro forma adjustment	$2,071

(d) Estimated unrecognized transaction costs of $6,000 thousand are included in the historical statement of operations for the year ended December 31, 2022.

(e) To reflect compensation costs related to the retention bonuses DSG agreed to pay in conjunction with the Hisco Transaction.

(f) Reflects the adjustments to (i) reverse interest expense associated with the anticipated repayment of the Company’s and Hisco’s existing debt and (ii) recognize new interest expense associated with the new debt financing.

Pro forma year ended December 31, 2022
Reversal of Hisco’s interest expense related to the repayment of Hisco’s debt	1,196
Interest expense on new debt financing	(13,500)

Total interest pro forma adjustment	$(12,304)

(g) Income taxes—The adjustments described in the footnote represent the income tax effect of the pro forma adjustments related to the Mergers. These adjustments are calculated using historical statutory tax rates by jurisdiction, resulting in blended statutory tax rates (inclusive of state taxes) of 25% for the year ended December 31, 2022.

(in thousands)	Pro forma year ended December 31, 2022
Income tax expense pro forma adjustment	$(14,247)

(h) Represents an additional 2,200,000 in pro forma weighted average shares outstanding calculated using the additional shares issued with the purchase as if they were outstanding as of the beginning of the period for the year ended December 31, 2022.